As filed with the Securities and Exchange Commission on November 12, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ____________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ____________________________
LOWE’S COMPANIES, INC.
(Exact name of registrant as specified in its charter)
 ____________________________

North Carolina	56-0578072
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(704) 758-1000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
____________________________

Gaither M. Keener, Jr.
Chief Legal Officer, Chief Compliance Officer
and Secretary
1000 Lowe’s Boulevard
Mooresville, North Carolina 28117
(704) 758-1000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
____________________________

Copies to:

Ernest S. DeLaney III, Esq.
Dumont Clarke IV, Esq.
Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202-4003
(704) 331-1000
____________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer Non-accelerated filer (Do not check if a smaller reporting company)	☒ ☐	Accelerated filer Smaller reporting company	☐ ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.50 par value	2,500,000 (2)	(2)	(2)	(2)

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be issued or become issuable in connection with any stock split, stock dividend, or similar transaction.

(2)
The securities registered pursuant to this registration statement consist of 2,500,000 unsold shares of common stock previously registered on the registrant’s registration statement on Form S-3 (Registration No. 333-178150) filed on November 23, 2011 (the “Prior Registration Statement”). Such unsold shares of common stock were originally registered on the registrant's registration statement on Form S-3 (Registration No. 333-155748) filed on November 26, 2008, and pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the $1,626.04 registration fee previously paid by the registrant in connection with the original registration of such unsold securities will continue to be applied to such unsold securities. The offering of the unsold securities registered under the Prior Registration Statement will be deemed terminated as of the effective date of this registration statement.

Prospectus

Lowe’s Companies, Inc. (“Lowe’s” or the “Company”) is pleased to offer you the opportunity to participate in Lowe’s Stock Advantage Direct Stock Purchase Plan (the “Lowe’s Plan”). The Lowe’s Plan is designed to provide you with a convenient method to purchase shares of Lowe’s common stock and to reinvest cash dividends in the purchase of additional shares. Computershare Trust Company, N.A. will act as Plan Administrator for the Lowe’s Plan.

This prospectus relates to 2,500,000 shares of Lowe’s common stock, par value $0.50 per share, to be offered for purchase under the Lowe’s Plan. Please read this prospectus carefully and keep it and any transaction statements or other communications you may receive relating to the Lowe’s Plan for future reference. Lowe’s common stock is listed on the New York Stock Exchange, with shares trading under the ticker symbol “LOW.” On November 10, 2014, the closing price of the common stock was $57.83.

Our principal executive offices are located at 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, and our telephone number at that location is (704) 758-1000.

This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through the Lowe’s Plan are offered only through a registered broker-dealer in those jurisdictions.

Investing in our common stock involves risks. You should carefully consider the risks described in this prospectus and in our filings with the Securities and Exchange Commission before enrolling in the Lowe’s Plan. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2014.

Key Features of the Lowe’s Stock Advantage Direct Stock Purchase Plan

Enrollment: If you currently own Lowe’s common stock registered in your name, you may enroll in the Lowe’s Plan online at www.computershare.com/investor through Investor Centre or by completing and returning the enclosed Enrollment Form. If you own Lowe’s common stock, but your shares are currently held by a bank or broker in its name (i.e., “street name”), you will need to have at least one share registered directly in your name and then complete an Enrollment Form.

If you wish to leave your shares in “street name” or if you currently do not own any shares of Lowe’s common stock, you may enroll in the Lowe’s Plan online at www.computershare.com/investor through Investor Centre or by completing and returning an Initial Enrollment Form and making an initial cash investment of at least $250, or by establishing an automatic monthly deduction from your U.S. bank account for a minimum of $25 and continuing that deduction without interruption until your cash investment exceeds $250.

Additional Investments: Once you have enrolled, you may make additional investments in any amount from $25 to $250,000 per year by check or through automatic monthly deductions from a qualified U.S. bank account.

Dividend Reinvestments: You may reinvest all, some or none of your cash dividends in additional shares of Lowe’s common stock. You may change your reinvestment election at any time by accessing your account online, or by contacting the Plan Administrator by telephone or in writing.

Safekeeping of Shares: All shares of Lowe’s common stock purchased through the Lowe’s Plan will be held by the Plan Administrator and recorded in book-entry form in your Lowe's Plan account. If you hold Lowe’s common stock certificates outside the Lowe’s Plan, you may deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be reflected in your Lowe’s Plan account.

Sale of Shares: The Lowe’s Plan provides you with the ability to sell all or any portion of your shares of Lowe’s common stock held in the Lowe’s Plan in book-entry form. You may also sell your shares outside the Lowe’s Plan either by requesting a stock certificate for the number of whole shares you wish to sell and presenting the certificate to a broker, or by requesting the number of whole shares you wish to sell be converted to book-entry form in the Direct Registration System (“DRS”). Shares held in DRS have the same rights and privileges as shares of Lowe’s common stock registered on Lowe’s records that are represented by a certificate.

Fees: There are enrollment, investment, brokerage and sales fees associated with the Lowe’s Plan. See page 6 for the fee schedule.

More Information: For more information about the Lowe’s Plan, call 1-877-282-1174, or visit Lowe’s Investor Relations web site at www.Lowes.com/investor.

INFORMATION ABOUT LOWE’S

Lowe’s Companies, Inc. is a FORTUNE® 100 home improvement company serving approximately 15 million customers a week in the United States, Canada and Mexico. With fiscal year 2013 sales of $53.4 billion, Lowe’s has more than 1,835 home improvement and hardware stores and 260,000 employees. Founded in 1946 and based in Mooresville, North Carolina, Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects.

Lowe’s has been a publicly held company since October 10, 1961. The Company’s common stock is listed on the New York Stock Exchange with shares trading under the ticker symbol “LOW.” The Company’s principal executive offices are located at 1000 Lowe’s Boulevard, Mooresville, North Carolina 28117, and our telephone number at that location is (704) 758-1000. For more information, visit www.Lowes.com.

Except as otherwise indicated, all references in this prospectus to “Lowe’s,” “the Company,” “we,” “us” and “our” refer to Lowe’s Companies, Inc., and its consolidated subsidiaries.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the Securities and Exchange Commission (the “SEC”), which are incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, results of operations or financial position and cause the value of our common stock to decline.

THE LOWE’S STOCK ADVANTAGE DIRECT STOCK PURCHASE PLAN

General

1.      What is the Lowe’s Stock Advantage Direct Stock Purchase Plan?

The Lowe’s Plan is a convenient and low cost purchase plan which enables new investors to make an initial investment in Lowe’s common stock and existing investors to increase their holdings of Lowe’s common stock. Participants may elect to have dividends automatically reinvested in Lowe’s common stock and/or to make optional cash investments through the Plan Administrator, Computershare Trust Company, N.A. (“Computershare”). Computershare Inc., an affiliate of Computershare and a transfer agent registered with the SEC, acts as service agent for Computershare. The contact information for Computershare is listed below:

Computershare
P.O. Box 30170
College Station, TX 77842-3170
1-877-282-1174
www.computershare.com/investor

Participation is entirely voluntary and we give no advice regarding your decision to join the Lowe’s Plan. If you decide to participate, an Enrollment Form is enclosed for your convenience.

Please refer to question 8 for details on fees to be paid by participants, to questions 9 through 12 for further information regarding the methods of making additional cash investments and question 16 for additional information regarding dividend payment options.

Please retain all transaction statements for your records. The statements contain important tax and other information.

2.      What options are available under the Lowe’s Plan?

The Lowe’s Plan allows participants to:

•	Make initial investments in Lowe’s common stock;

•	Make additional cash investments in Lowe’s common stock, including the option to make automatic monthly purchases by authorizing deductions from a U.S. bank account; and

•	Have their common stock dividends automatically reinvested in additional shares of Lowe’s common stock.

3.      Who is eligible to participate in the Lowe’s Plan?

All U.S. citizens are eligible to participate in the Lowe’s Plan, whether or not they are currently shareholders of Lowe’s.

4.      Can non-U.S. citizens participate in the Lowe’s Plan?

Yes. If you are not a U.S. citizen, you can participate in the Lowe’s Plan provided there are not any laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Lowe’s Plan. Lowe’s reserves the right to terminate participation of any shareholder if it deems it advisable under any foreign laws or regulations. All Lowe’s Plan funds must be in U.S. dollars and drawn on a U.S. bank or U.S. bank affiliate. If you are not in the United States, contact your bank to verify that they can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, we are unable to accept checks clearing through non-U.S. banks. Please contact your local bank for details on how to make the transaction.

Eligibility and Enrollment

5.      How does a Lowe’s shareholder enroll in the Lowe’s Plan?

If you are already a Lowe’s shareholder of record (i.e., if you own shares that are registered in your name, not your broker’s), you may enroll in the Lowe’s Plan online at www.computershare.com/investor through Investor Centre or by completing and returning the enclosed Enrollment Form. This form can be requested by calling Computershare at 1-877-282-1174.

6.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate?

If you currently own shares of Lowe’s common stock that are held on your behalf by a bank or broker (i.e., “street name”), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate. Once the share(s) are registered in your name, you can complete an Enrollment Form. Alternatively, you may enroll in the Lowe’s Plan in the same manner as someone who is not currently a shareholder (see question 7).

7.      I’m not currently a shareholder. May I participate in the Lowe’s Plan?

If you currently do not hold shares of Lowe’s common stock, you may enroll in the Lowe’s Plan online through Investor Centre at www.computershare.com/investor or by completing and returning the enclosed Enrollment Form and making an initial investment of at least $250 by check or electronic debit from your U.S. bank account. Alternatively, you may enroll by establishing an automatic monthly deduction from your U.S. bank account for a minimum of $25 and continuing that deduction without interruption until your cash investment exceeds $250. In both cases, an enrollment fee of $5 will be deducted from your initial investment.

8.      Are there fees associated with enrollment?

Participation in the Lowe’s Plan is subject to fees disclosed in this prospectus. These fees may change at any time, and you will be notified of any changes.

Fee Schedule

One-time enrollment fee in Lowe’s Plan	$5.00[1]

Lowe’s Plan investment fees:
For each dividend reinvestment	5% of dividend, up to a maximum of $2.50 per transaction
For each check	5% of investment, up to a maximum of $2.50 per transaction
For each automatic debit	5% of investment, up to a maximum of $2.50 per transaction

Brokerage trading fees (applied if shares are traded on the open market):
Purchase fee (per share)	$0.05[2]
Sales fee (per share)	$0.12[2]

Fee on each sale of shares
Market Order Sales	$25.00
Batch Order Sales	$15.00
Day Limit Order Sales	$25.00
Good-Til-Cancelled Limit Order Sales	$25.00

Sale requests processed over the telephone by a customer service representative will entail an additional transaction fee of $15.00.

Fee for returned check or rejected automatic deductions	$35.00

[1]
If you are a shareholder of record, this enrollment fee will be waived. If you are not a shareholder of record, this enrollment fee will apply and will be deducted from your initial investment together with the investment fee.

[2]	All per share fees include any brokerage commissions the Plan Administrator is required to pay. Any fractional share will be rounded up to a whole share for purposes of calculating the per share fee.

Additional Investments

9.        What are the minimum and maximum amounts for additional investments?

The minimum amount for additional investments is $25 for each investment and the maximum amount is $250,000 during any calendar year.

10.      How do I make an additional investment?

You may send a check payable in U.S. dollars to “Computershare - Lowe’s.” Checks must be drawn on a U.S. bank or U.S. bank affiliate. Cash, traveler’s checks, money orders and third-party checks are not allowed. Checks must be accompanied by the appropriate section of your account statement and mailed to Lowe’s Stock Advantage Direct Stock Purchase Plan, c/o Computershare at the address indicated on your account statement. Additional investments can also be made through the Computershare web site.

11.      May I have additional investments automatically deducted from my bank account?

Yes. You may authorize ongoing monthly automatic deductions from an account at a financial institution that is a member of the National Automated Clearing House Association.

•
To initiate this service, you must send a completed Direct Debit Authorization Form to the Plan Administrator at any time after you have enrolled in the Lowe’s Plan, or complete the form when enrolling in the Lowe’s Plan online at www.computershare.com/investor.

•	To change any aspect of the instruction, you must send a revised Direct Debit Authorization Form to the Plan Administrator or go to your account online and change your personal options.

•
To cancel deductions, you must notify the Plan Administrator by writing to the address on your account statement, or by calling Computershare toll free at 1-877-282-1174, or by changing your Plan account options at www.computershare.com/investor.

Initial set-up, changes and terminations to the automatic deduction instructions will be made to your account as soon as practicable. Once enrollment is effective, funds will be automatically deducted from your designated account on the 25th day of each month, or the next business day if the 25th is not a business day.

12.      Will I be charged fees for additional investments?

Yes. For any investment made by check, a service charge of 5% of the amount of your investment, up to a maximum of $2.50 per transaction, will be deducted at the time of the investment. The same charge will be deducted for any investment made by automatic monthly deduction. In addition, the purchase price will include a purchase fee of $0.05 per share, which includes brokerage commissions, if purchases are being made from the open market.

13.      How are payments with “insufficient funds” handled?

If the Plan Administrator does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, an “insufficient funds” fee of $35 will be charged. The Plan Administrator may place a hold on the Lowe’s Plan account until the “insufficient funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

14.      When will shares be purchased?

For initial investments and optional additional cash investments, the Plan Administrator will buy shares each week, beginning on Thursday (or the next business day) if your funds are received at least two business days before that Thursday.

For automatic monthly purchases, shares will be purchased by Computershare on the first Thursday following the 25th day of the month (or the next business day) if your automatic monthly purchase enrollment material is received by the last business day of the previous month.

15.      What is the price of shares purchased under the Lowe’s Plan?

The purchase price for shares purchased by the Plan Administrator in the open market will be the weighted average price per share paid by the Plan Administrator for all purchases made that week for Lowe’s Plan participants. The purchase price for shares purchased from Lowe’s will be the average of the high and low sales price reported on the New York Stock Exchange’s consolidated tape for the day of the transaction.

The Plan Administrator will use your investment to purchase as many full shares as possible and will use any amount remaining to purchase a fraction of a share.

Dividends

16.      Can my dividends be reinvested automatically?

Yes. You may elect on your enrollment form full, partial or no reinvestment of your dividends. If you make no election on your enrollment form, cash dividends on all shares in your account will be reinvested. If you choose partial reinvestment, you must identify the number of shares in your account on which you would like to receive cash payments for dividends.

17.      When will my dividends be reinvested and at what price?

The purchase of shares with your reinvested dividends will generally begin on the dividend payment date (or the next business day) and be completed within five business days of the dividend payment date. The price of shares purchased on the open market with dividends will be the weighted average price of all shares purchased with reinvested dividends. If shares are purchased from Lowe’s, the purchase price will be the average of the high and low sales price reported on the New York Stock Exchange’s consolidated tape for the day of the transaction.

Source of Stock

18.      What is the source of Lowe’s common stock purchased through the Lowe’s Plan?

At Lowe’s option, share purchases will be made in the open market or directly from Lowe’s. Share purchases on the open market may be made on any stock exchange where Lowe’s common stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither Lowe’s nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

Lowe’s will receive proceeds from purchases of common stock by participants in the Lowe’s Plan only to the extent that such purchases are made directly from Lowe’s and not in the open market. Lowe’s is unable to estimate the number of shares, if any, that will be purchased directly from Lowe’s under the Lowe’s Plan or the amount of proceeds from any such purchases. If shares for the Lowe’s Plan are purchased directly from Lowe’s, the net proceeds will be used by Lowe’s for general corporate purposes.

Sale of Shares

19.      How do I sell my shares?

You can sell some or all of the Lowe’s Plan shares you hold at any time. Each account statement you receive will have a sale coupon form attached for your convenience. If you sell only a portion of your shares, the Plan Administrator will continue to reinvest the dividends on your remaining shares in the Lowe’s Plan as previously authorized by you.

You have four choices when making a sale, depending on how you submit your sale request, as follows:

•
Market Order: A market order is a request to sell shares promptly at the current market price. Market order sale requests can only be received at www.computershare.com/investor or by telephone, and will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Time). Any orders received after 4:00 p.m. Eastern Time will be placed promptly on the next day the market is open. The Plan Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Plan Administrator. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, less a service charge of $25 and a per share fee of $0.12.

•
Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All batch order sale requests must be submitted in writing. All sale requests received in writing will be submitted as batch order sales. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose, the Plan Administrator may combine each selling program participant’s shares with those of other selling program participants. In every case of a batch order sale, the price to each selling program participant shall be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, less a service charge of $15 and a per share fee of $0.12.

•
Day Limit Order: A day limit order is an order to sell shares of Lowe's common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of Lowe's common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator. For a day limit order sale, there will be a service charge of $25 and a per share fee of $0.12.

•
Good-Til-Cancelled (“GTC”) Limit Order: A GTC limit order is an order to sell shares of Lowe's common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Plan Administrator. For a GTC limit order sale, there will be a service charge of $25 and a per share fee of $0.12.

All sale requests processed over the telephone by a customer service representative entail an additional fee of $15. All per share fees include any brokerage commissions the Plan Administrator is required to pay. Instructions for a market order or a batch order sale sent to the Plan Administrator are binding and may not be rescinded. Proceeds are normally paid by check, and are generally distributed within 24 hours after your sales transaction has settled. The Plan Administrator may require a sale request be submitted in writing. You should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request.

If you elect to sell shares online at www.computershare.com/investor, you may use the Plan Administrator’s international currency exchange service to convert your sales proceeds to your local currency prior to such proceeds being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly “collection” process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares purchased through the Lowe’s Plan are sold (except for prices specified for day limit orders or GTC limit orders) and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

If you prefer, you can withdraw shares from the Lowe’s Plan, at no cost to you, and sell them through a broker of your own choosing. You may do so either by requesting a certificate for the shares and presenting it to the broker or by requesting the shares you wish to sell be converted to book-entry form in DRS. If you request a certificate for the shares, the certificate will normally be mailed to you within five business days of receipt of your instructions. If you withdraw and sell only a portion of your shares, the Plan Administrator will continue to reinvest the dividends on your remaining shares in the Lowe’s Plan as previously authorized by you.

How Shares are Held

20.      How does the safekeeping service (book-entry shares) work?

All shares of Lowe’s common stock that are purchased through the Lowe’s Plan will be held by the Plan Administrator and recorded in book-entry form in your Lowe’s Plan account on the records of the Plan Administrator. If you hold Lowe’s common stock certificates outside the Lowe’s Plan you may also, at any time, deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be included in book-entry form in your Lowe’s Plan account.

21.      How do I deposit my Lowe’s stock certificates with the Plan Administrator?

To deposit certificates into the Lowe’s Plan, you should send your certificates, by registered and insured mail, to the Plan Administrator at Lowe’s Stock Advantage Direct Stock Purchase Plan, c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170, with written instructions to deposit those shares in your Lowe’s Plan account. The certificates should not be endorsed and the assignment section should not be completed. We recommend insuring certificates for at least three percent of the market value to cover the cost of a surety bond in the event the shares are lost in transit to the Plan Administrator.

22.      Are there any charges associated with this custodial service?

No. There is no cost to you for having the Plan Administrator hold the shares purchased for you through the Lowe’s Plan or for having the Plan Administrator deposit the stock certificates you hold into your account.

23.      How can I receive a stock certificate?

Normally, stock certificates for shares purchased under the Lowe’s Plan will not be issued; rather shares will be registered in the name of the Plan Administrator or its nominee and credited to your Lowe’s Plan account. However, you may request a stock certificate by indicating your preference on the stub attached to your account statement and forwarding it to the Plan Administrator. There is no charge for this service. Stock certificates for fractional shares will not be issued.

Transfers of Shares

24.      Can I transfer shares that I hold in the Lowe’s Plan to someone else?

Yes. Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form, and identify other necessary documentation you may need to provide.

You may transfer shares to new or existing Lowe’s shareholders. However, a new Lowe’s Plan account will not be opened for a transferee as a result of a transfer of less than one full share.

Change of Address

25.      I’ve just moved. How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data. If you need to update your address or other personal data, you may access your Computershare account online at www.computershare.com/investor, call Computershare toll free at 1-877-282-1174, or write to them at the address listed in question 28.

Withdrawal from the Lowe’s Plan

26.      How do I close my Lowe’s Plan account?

You may terminate your participation in the Lowe’s Plan either by completing the appropriate section of your account statement and returning it to the Plan Administrator or by giving notice to the Plan Administrator in writing, on the phone or through your Computershare account online. Upon termination, you may elect to receive a certificate for the number of whole shares held in your Lowe’s Plan account or to have all of the shares in your Lowe’s Plan account sold for you as described earlier in this prospectus and pay applicable fees and commissions. Alternatively, you may request the Plan Administrator convert your shares to book-entry form in DRS. Shares held in DRS have the same rights and privileges as shares of Lowe’s common stock registered on Lowe’s records that are represented by a certificate. If you choose either this alternative or to receive a physical certificate, you will also receive a check for the value of any fractional shares you held in the Lowe’s Plan, less any applicable fees, for selling those fractional shares.

If you elect to receive a certificate or to have your shares sold, the Plan Administrator will send you your proceeds, without interest, or your certificate (with a check for the value of any fractional shares) as soon as practicable. If a notice of withdrawal is received near a record date, the Plan Administrator, in its sole discretion, may either distribute that dividend in cash or reinvest it in shares on your behalf. In the event the dividend is reinvested, the Plan Administrator will process your withdrawal from the Plan as soon as practicable, but in no event later than five business days after the purchase is completed. Thereafter, cash dividends on shares you hold in book-entry form in DRS or in certificate form will be paid out to you and not reinvested in Lowe’s common stock.

27.      May Lowe's close my Lowe's Plan account?

Yes. If you withdraw, transfer or sell all of your whole shares, leaving only a fractional share in your Lowe’s Plan account, we may, at our discretion and without notice to you, terminate your participation in the Lowe’s Plan and sell any fractional share as part of a batch order sale, subject to any applicable fees. If the proceeds from the sale of your fractional share exceed applicable fees and tax withholdings, the Plan Administrator will mail a check in the amount of such excess to you at your address of record. Lowe's may also terminate the Lowe's Plan at any time. See Question 33 below for information about what would happen to your account if Lowe's did terminate the Lowe's Plan.

Administration

28.      Who administers the Lowe’s Plan?

The Lowe’s Plan is administered by Computershare, which also serves as Lowe’s stock transfer agent, registrar and dividend disbursing agent. As Plan Administrator, Computershare acts as agent for Lowe’s Plan participants and keeps records, sends statements and performs other duties relating to the Lowe’s Plan. Computershare Inc., an affiliate of Computershare and a transfer agent registered with the SEC, acts as service agent for Computershare.

Purchases and sales of Lowe’s common stock under the Lowe’s Plan are made by a broker-dealer acting as purchasing or selling agent for Lowe’s Plan participants. To the extent required by applicable law in certain jurisdictions, shares offered under the Lowe’s Plan are offered through a broker-dealer.

29.      How do I contact the Plan Administrator?

You may contact the Plan Administrator by writing to:

Lowe’s Stock Advantage Direct Stock Purchase Plan
c/o Computershare
P.O. Box 30170
College Station, TX 77842-3170

You may also call the Plan Administrator toll free at 1-877-282-1174. Automated telephone information is available 24 hours a day, seven days a week. Customer service representatives are available between the hours of 9:00 a.m. and 5:00 p.m. Eastern Time, Monday through Friday.

Go to www.computershare.com/investor to access your account online, purchase additional shares of Lowe’s common stock, change your address, certify your taxpayer identification number, change your dividend reinvestment options, modify your monthly investment withdrawals, and request duplicate 1099-DIV Tax Forms, among other features. When communicating with the Plan Administrator, you should have available your account number and taxpayer identification number.

30.      What kind of reports will be sent to participants in the Lowe’s Plan?

If you reinvest your dividends under the Lowe’s Plan, you will receive a quarterly statement of account activity. Supplemental account statements will be provided for any month in which you make a cash investment or deposit or transfer or withdraw shares. You will also receive transaction statements promptly after each sale of shares under the Lowe’s Plan. For market order sales, the time of the sale will be provided. You should retain these statements in order to establish the cost basis of shares purchased under the Lowe’s Plan for income tax and other purposes. For shares acquired in the Lowe’s Plan after January 1, 2011, specific cost basis information will be included in your statement in accordance with applicable law. In addition, you will receive all communications sent to other shareholders, such as annual reports and proxy statements, or a Notice of Internet Availability of such communications.

Additional Information

31.      How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your book-entry position in the Lowe’s Plan. Of course, you may request a certificate at any time for any or all of your whole shares or request that they be converted to book-entry form in DRS.

32.      How do I vote my Lowe’s Plan shares at shareholder meetings?

In connection with each meeting of Lowe’s shareholders, you will receive either a paper copy of Lowe’s proxy statement, together with a proxy card, or a Notice of Internet Availability of Proxy Materials. If you receive a proxy card, it will allow you to vote your shares by telephone, via the Internet or by mail. If you receive a Notice of Internet Availability of Lowe’s Proxy Materials, it will include instructions on how to access Lowe’s proxy materials and vote your shares via the Internet. The Notice will also include instructions on how you may request delivery at no cost to you of a paper or email copy of Lowe’s proxy materials.

Fractional shares will be aggregated and voted with the participant’s directions. If you do not vote your shares via the Internet, by telephone or by signing and returning a proxy card, the shares will not be voted.

33.      Can the Lowe’s Plan be changed?

Yes. We may add to, modify, suspend or terminate the Lowe’s Plan at any time. We will send you written notice of any significant changes, which may be included on your quarterly account statement. Upon termination of the Lowe’s Plan, we will return to you any uninvested automatic deductions from your bank account and any uninvested optional cash investments or initial investment. Whole shares held in your account under the Lowe’s Plan will be converted to book-entry form in DRS. We will pay you in cash for any fractional shares credited to your account, less any applicable fees. Alternatively, you may request the Plan Administrator to issue a stock certificate free of charge.

34.      What are the responsibilities of Lowe’s and the Plan Administrator?

Neither Lowe’s nor the Plan Administrator, Computershare, will be liable for any act, or for any failure to act as long as they have made good faith efforts to carry out the terms of the Lowe’s Plan, as described in this prospectus and on the forms that accompany each investment or activity.

Participants should recognize that neither Lowe’s nor the Plan Administrator can promise a profit or protect against a loss on the common stock purchased under the Lowe’s Plan. For more information about the risks and uncertainties that Lowe’s is exposed to, you should read the “Risk Factors” included in Lowe’s Annual Report on Form 10-K to the SEC and the description of material changes, if any, in those “Risk Factors” included in our Quarterly Reports on Form 10-Q.

Although the Lowe’s Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by the Lowe’s Board of Directors at its discretion, depending upon future earnings, the financial condition of Lowe’s and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Tax Consequences

You should consult with your tax advisor for a complete analysis of the tax consequences of participating in the Lowe’s Plan. The following summary is for general information only.

Cash dividends reinvested under the Lowe’s Plan will be taxable for U.S. Federal income tax purposes as having been received by you even though you have not actually received them in cash. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

Starting in 2013, investment earnings, including dividends and gains received or recognized with respect to shares held in the Lowe’s Plan, became subject to an additional 3.8% Medicare tax. This tax applies to individuals whose modified adjusted gross income exceeds $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately), and to certain estates and trusts.

You will not realize a gain or loss for U.S. Federal income tax purposes upon a transfer of shares to the Lowe’s Plan or the withdrawal of whole shares from the Lowe’s Plan. You will, however, generally realize a gain or loss when shares are sold, including any fractional share interest for which you receive cash upon termination of your participation in the Lowe’s Plan. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis for the shares. In order to determine the tax basis for shares in your account, you should retain all account and transaction statements. For shares acquired in the Lowe’s Plan after January 1, 2011, specific cost basis information will be included in your statement in accordance with applicable law.

Lowe’s Plan participants who are foreign persons generally are subject to a withholding tax on dividends paid on shares held in the Lowe’s Plan. The Plan Administrator is required to withhold from dividends paid to foreign shareholders the appropriate amount, under current law, determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax may be determined by treaty between the U.S. and the country in which the participant resides. In addition, dividends paid on shares in Lowe’s Plan accounts, and the proceeds of any sale of shares, may be subject to the current applicable backup withholding tax rate under the Internal Revenue Code if the participant does not provide an IRS Form W-9 certifying that the participant is not subject to backup withholding tax. If a participant is subject to a withholding tax, the amount of any dividends that will be credited to a participant’s Lowe’s Plan account for investment in additional shares of Lowe’s common stock will be net of any applicable withholding tax.

A withholding tax of 30% generally will be imposed on dividends paid after June 30, 2014 on, and gross proceeds paid after December 31, 2016 from the sale or other disposition of, shares held in the Lowe’s Plan paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Internal Revenue Code), including when acting as an intermediary, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the Internal Revenue Service to withhold on certain payments, and to collect and provide to the Internal Revenue Service information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with United States owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Internal Revenue Code) or provides the withholding agent with a certification identifying its direct and indirect substantial United States owners; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these rules may be subject to different rules.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov, and free of charge through our web site at www.Lowes.com/investor as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information contained on our web site is not incorporated into or a part of this prospectus. You may also read and copy any document we file with the SEC at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Section of the SEC, at the address listed above, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus constitutes part of a registration statement on Form S-3 filed by Lowe’s under the Securities Act. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.
We incorporate by reference in this prospectus the documents listed below and any future documents that we file with the SEC (File No. 1-7898) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding, in each case, any information or documents deemed to be furnished and not filed with the SEC), until we terminate this offering:

(i)	our Annual Report on Form 10-K for the fiscal year ended January 31, 2014;

(ii)	our Quarterly Reports on Form 10-Q for the quarterly periods ended May 2, 2014 and August 1, 2014;

(iii)	our Current Reports on Form 8-K filed March 4, 2014, September 2, 2014, September 8, 2014 and September 10, 2014; and

(iv)
the description of our common stock contained in our registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain any of the filings incorporated by reference in this prospectus through us, or from the SEC through the SEC’s web site or at the address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing, or by telephone, from us at the following address and telephone numbers:

Lowe’s Companies, Inc.
Investor Relations
1000 Lowe’s Boulevard
Mooresville, NC 28117
Telephone: (800) 813-7613

If you request any incorporated documents from us, we will mail them to you by first class mail, promptly after we receive your request.

USE OF PROCEEDS

Lowe’s will receive proceeds from the purchase of common stock through the Lowe’s Plan only to the extent that such purchases are made directly from Lowe’s and not from open market purchases by Computershare. Any proceeds received by us (which cannot be estimated) will be used for general corporate purposes.

LEGAL OPINIONS

The legality of the common stock covered by this prospectus has been passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements and the related consolidated financial statement schedule incorporated by reference in this prospectus from the Lowe’s Companies, Inc. and subsidiaries (the “Company”) Annual Report on Form 10-K for the fiscal year ended January 31, 2014 and the effectiveness of the Company’s internal control over financial reporting as of January 31, 2014, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports appearing therein.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with information in addition to or different from the information contained or incorporated by reference in this prospectus or represent anything else about us or this offering. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. Except as otherwise indicated, the information appearing in this prospectus speaks only as of the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

____________________________

____________________________

PROSPECTUS
____________________________

November 12, 2014

For more information call 1-877-282-1174 or visit
the Lowe’s investor relations web site at www.Lowes.com/investor.

002CS62687

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the approximate amount of fees and expenses payable by the Company in connection with the issuance and distribution of the securities registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee*	$0
Fees and expenses of accountants	$13,000
Fees and expenses of legal counsel	$11,250
Printing costs	$1,850
Miscellaneous	$5,500
Total	$31,600
________________

*
A registration fee of $1,626.04 was paid by the Company in connection with the original registration of the securities registered hereby on the registration statement on Form S-3 (Registration No. 333-155748) filed on November 26, 2008. No additional registration fee is due in connection with this registration statement pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended.

Item 15. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s Restated Charter, as amended (the “Restated Charter”), the Company’s Bylaws, as amended and restated (the “Bylaws”), and the North Carolina Business Corporation Act (the “NCBCA”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Charter, the Bylaws and the NCBCA.

Sections 55-8-50 through 55-8-58 of the NCBCA and the Restated Charter and the Bylaws provide for indemnification of the Company’s directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

The NCBCA provides directors and officers with a right to indemnification (unless such right is limited in a corporation’s articles of incorporation) against reasonable expenses when the director or officer has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation. The NCBCA also permits a corporation to indemnify directors and officers who met a certain standard of conduct against personal liability, including the obligation to pay any judgment, settlement, penalty, fine or reasonable expenses incurred with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal. Directors and officers are also entitled to apply to a court for an order requiring the corporation to indemnify the director or officer in a particular case. The court may grant such an order if it determines the director or officer (i) has a right to indemnification against reasonable expenses (as described above); or (ii) is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. The NCBCA also authorizes a corporation to indemnify directors and officers beyond the indemnification rights granted by law. Nevertheless, under the NCBCA, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation in which the director or officer is adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to a director or officer who is adjudged liable on the basis that personal benefit was improperly received by such director or officer.

The Restated Charter provides that, to the full extent permitted by the NCBCA, the Company shall indemnify any director from liability incurred as a director of the Company. The Bylaws provide that any person who serves or has served as a director or officer of the Company, or in such capacity at the request of the Company for any other corporation, partnership, joint venture, trust or other enterprise, will be indemnified by the Company to the fullest extent permitted by law against (i) reasonable expenses, including attorneys’ fees, actually and necessarily and as incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, seeking to hold such person liable by reason of the fact that he or she is or was acting in such capacity; and (ii) payments made by such person in satisfaction of any judgment, money decree, fine, penalty or reasonable settlement for which he or she may have become liable in any such action, suit or proceeding. The Bylaws further provide that the Company may not, however, indemnify any person against liability or litigation expense he or she may incur on account of his or her activities which were at the time they were taken known or believed by such person to be clearly in conflict with the best interests of the Company. Also, the Bylaws provide that the Company may not indemnify any director with respect to any liability arising out of Section 55-8-33 of the NCBCA (relating to unlawful declaration of dividends) or any transaction from which the director derived an improper personal benefit as provided in Section 55-2-02(b)(3) of the NCBCA.

Section 55-2-02(b)(3) of the NCBCA permits a corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of a director for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under Section 55-8-33 of the NCBCA for unlawful distributions from the corporation; (iii) any transaction from which the director derived an improper personal benefit; or (iv) acts or omissions occurring prior to the date the provision of the corporation’s articles of incorporation limiting or eliminating the liability of its directors became effective. The Restated Charter provides that, to the full extent permitted by the NCBCA, a director of the Company shall not be liable for monetary damages for breach of any duty as a director.

In addition, Section 55-8-30(d) of the NCBCA provides that a director is not liable for any action taken as a director, or any failure to take any action, if he or she performed the duties of his or her office in compliance with the general standards of conduct applicable to directors of North Carolina corporations.

The NCBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such person, whether or not the corporation is authorized by the NCBCA to indemnify such person. The Company maintains directors’ and officers’ liability insurance for its directors and officers, as permitted in the Bylaws.

Item 16. Exhibits.

See the “Exhibit Index,” which follows the signature pages to this registration statement and is herein incorporated by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mooresville, State of North Carolina, on this 12th day of November, 2014.

LOWE'S COMPANIES, INC.

By:	/s/ Gaither M. Keener, Jr.
Gaither M. Keener, Jr.
Chief Legal Officer,
Chief Compliance Officer and Secretary

POWER OF ATTORNEY

Each of the undersigned directors and officers of the above named registrant, by his or her execution hereof, hereby constitutes and appoints Gaither M. Keener, Jr., Robert F. Hull, Jr. and Hannah H. Kim, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any and all acts and things for him or her, and in his or her name, place and stead, to execute any and all amendments (including post-effective amendments) to such registration statement and any related registration statement (or amendment thereto) pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, together with all exhibits and schedules thereto and all other documents in connection therewith, with the Securities and Exchange Commission and with such state securities authorities as may be appropriate, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, and hereby ratifying and confirming all the acts of said attorneys-in-fact and agents, or any of them, or their substitutes, which they may lawfully do in the premises or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 12th day of November, 2014:

Signature	Title

/s/ Robert A. Niblock	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)
Robert A. Niblock

/s/ Robert F. Hull, Jr.	Chief Financial Officer (Principal Financial Officer)
Robert F. Hull, Jr.

/s/ Matthew V. Hollifield	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Matthew V. Hollifield

/s/ Raul Alvarez	Director
Raul Alvarez

/s/ David W. Bernauer	Director
David W. Bernauer

/s/ Leonard L. Berry	Director
Leonard L. Berry

/s/ Angela F. Braly	Director
Angela F. Braly

/s/ Richard W. Dreiling	Director
Richard W. Dreiling

/s/ Dawn E. Hudson	Director
Dawn E. Hudson

/s/ Robert L. Johnson	Director
Robert L. Johnson

/s/ Marshall O. Larsen	Director
Marshall O. Larsen

/s/ Richard K. Lochridge	Director
Richard K. Lochridge

/s/ Eric C. Wiseman	Director
Eric C. Wiseman

Exhibit Index

Exhibit No.	Description

3.1	Restated Charter of Lowe’s Companies, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2009).

3.2	Bylaws of Lowe’s Companies, Inc., as amended and restated (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 27, 2012).

5.1	Opinion of Moore & Van Allen PLLC regarding the validity of the securities being registered.

10.1	Lowe’s Stock Advantage Direct Stock Purchase Plan. Set forth in full in Prospectus included as Part I of this registration statement.

15.1	Deloitte & Touche LLP Letter re: Unaudited Interim Financial Information.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Moore & Van Allen PLLC (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature pages).